Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN:

BROKE OUT INC., a Nevada corporation having an office in Germany (hereinafter referred to as the “Corporation”)

-And-

Henry D’Andrea, an individual residing in Arizona (hereinafter referred to as the “Owner”);

ASSET PURCHASE AGREEMENT

Dated as of March 1, 2016

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 1st day of March 2016, by and between BROKE OUT INC., a Nevada corporation (the “Corporation”), and Henry D’Andrea d/b/a AppVizzle, an individual residing in Arizona (“Owner”).

WHEREAS, Owner is engaged in the business of developing Android and Apple mobile applications (the “Business”);

WHEREAS, Owner developed and owns the Secret Menu for Starbucks mobile application;

WHEREAS, the Corporation desires to purchase and acquire the Secret Menu for Starbucks mobile application and the related assets, properties and contractual rights, and Owner  desires to sell the Secret Menu for Starbucks mobile application, and the related assets, properties and contractual rights to the Corporation;

NOW THEREFORE in consideration of the mutual covenants, representations and warranties, which are to be made and performed by the respective Parties, it is hereby agreed as follows:

 ARTICLE I
INTERPRETATION

Section 1.01. Definitions. The following terms when used in this Agreement shall have the meanings hereby assigned to them:

“Action” means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Entity or private authority;

“Business Day” shall mean any day other than a day which is a Saturday, a Sunday or a statutory holiday in Las Vegas, Nevada;

“Closing” shall mean the closing of the transactions contemplated by this Agreement;

“Encumbrance” shall mean any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, pre-emptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

“Governmental Entity” shall mean any court or tribunal in any jurisdiction or any federal, state, municipal or other governmental body, agency, authority, department, commission, board or instrumentality;

“Liabilities” means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any applicable law, rule or regulation, or Action and those arising under any contract, agreement, arrangement, commitment or undertaking;

“Party” shall mean a Person, which is bound by this Agreement;

“Person” shall mean any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

“Regulations” shall mean all statutes, laws, codes, treaties, ordinances, decrees, rules, orders and regulations in effect from time to time and made by governments or Governmental Entities having jurisdiction over the Corporation, the Owner, or the Business;

ARTICLE II
ASSET PURCHASE

Section 2.01.                                        Agreement of Asset Purchase. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Corporation agrees to pay to Owner for the Assets (defined below) ten thousand United States dollars ($10,000 USD) (the “Purchase Price”) and the Owner agrees to cause the assets, properties and contractual rights described in Schedule A (collectively, the “Assets”) to be assigned to the Corporation (the “Asset Purchase”).

Section 2.02.                                        Closing.  The Closing of the Asset Purchase and the other transactions contemplated by this Agreement will occur as soon as possible (the “Closing Date”).

Section 2.03.                                        Owner’s Closing Documents.  At the Closing, Owner shall tender, or cause to be tendered, to Corporation:

(a)    A Bill of Sale for the Assets and an Assignment of the Assets to the Corporation and such other separate instruments as Corporation reasonably requests;

(b)   All accounting and other documents of Owner pertaining to the Assets, including, but not limited to, all historical financial information related to the Assets, and all supporting invoices, contracts, agreements, bank statements and tax filings, all in a form acceptable to the Corporation’s auditor; and

(c)    A certification from Owner certifying that the conditions in Section 8.01(b) have been satisfied.

Section 2.04.                                        Corporation’s Closing Documents.  At the Closing, the Corporation will tender, or cause to be tendered, to Owner:

(a)    the Purchase Price; and

(b)    A certificate executed by a duly appointed officer of the Corporation certifying that the conditions in Section 9.01(b) have been satisfied.

Section 2.05.                                        Non-Assumption of Liabilities.  Corporation shall not, by the execution and performance of this Agreement or otherwise (including under theories of successor liability), assume, become responsible for or incur any Liability of any nature of Owner or any other Person.  Owner agrees that he shall pay and discharge all such Liabilities as and when they become due and payable.

Section 2.06.                                        Post-Closing Matters.  Corporation and Owner agree that following the Closing:

(a)    Corporation shall cause Owner to be appointed to the Board of Directors of the Corporation, and such appointment and board position shall be subject to the Corporation’s governing documents as such may be amended from time to time, and applicable law.  As a director, Owner shall, among other things, provide advice to the Corporation, from time to time, regarding the Corporations operations and potential acquisitions.

(b)    Corporation shall employ Owner and Owner shall continue maintaining the Assets during the period of his employment.  The compensation during the period of employment will consist of (i) a fixed salary of $100 per month, and (ii) 20% of all profits generated from the Assets during the period of Owner’s employment with the Corporation (which may be paid to Owner or a beneficiary of his choosing).  Owner’s employment can be terminated by Corporation or Owner, for any or no reason, upon sixty (60) days advance notice.  Upon termination, Corporation shall have no further obligation to pay any compensation to Owner.

(c)    Within ninety (90) days of the Closing, the Corporation shall issue Owner shares of common stock of the Corporation equal to 0.1% of the issued and outstanding shares of the Corporation calculated as of the date of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01.                           Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement and at the Closing Date.

Section 3.02.                           Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Closing.

Section 3.03.                           Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04.                           Each Party acknowledges that the restrictions contained in Section 12.07 (Public Notices) shall continue to apply after the Closing or Termination under this Agreement without limit in time.

Section 3.05.              All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Closing and the Assignment. If no claim shall have been made under this Agreement against a Party with respect to any incorrectness in or breach of any representation or warranty made by that Party in this Agreement within six months following the Closing, that Party shall have no further liability with respect to the representation or warranty.

Section 3.06.              The representations and warranties contained in clauses 3.01 and 3.02 herein of this Agreement shall be deemed to apply to all and shall not merge or diminish as a result of the Asset Purchase as contemplated hereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Section 4.01.                                        Organization, Standing and Authority; Foreign Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02.                                        Corporate Authorization. The execution, delivery and performance by the Corporation of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Corporation, and this Agreement constitutes a valid and binding agreement of the Corporation.

Section 4.03.                                    No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)	Violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of the Corporation;
(b)	Violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon the Corporation or upon the assets or business of the Corporation; or
(c)	Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Corporation or to the properties or business of the Corporation.

Section 4.04.                    Brokerage.  No broker or finder has acted, directly or indirectly, for the Corporation nor did the Corporation incur any finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE OWNER

The Owner represents and warrants to the Corporation as follows:

Section 5.01.                               Organization, Standing and Authority; Foreign Qualification. Owner has all requisite power and authority to own, transfer and assign the Assets and to conduct his business as presently conducted and as proposed to be conducted.

Section 5.02.                              Authorization. The execution, delivery and performance by the Owner of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Owner. The Owner has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of the Owner.

Section 5.03.                              Title to the Assets. Upon completion of the Assignment, the Corporation shall be the beneficial and record holder of the Assets, without any Encumbrances thereon.

Section 5.04.                           Tax Advice. Owner is responsible for obtaining such legal, including tax, advice as it considers necessary or appropriate in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated herein.

Section 5.05                             No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)  Violate any provision of any agreements pertaining to any of the Assets;

(b)  Violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Owner is a party or by or to which his assets or properties, including the Assets, may be bound or subject;

(c) Violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Owner or upon any of the Assets;

(d) Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Owner or to any of the Assets; or

(e) Result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by Owner related to any of the Assets.

Section 5.06.                       Compliance with Laws.  To the best of Owner’s knowledge, Owner is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on any of the Assets and Owner has not received written notice that any violation is being alleged.

Section 5.07.                                         Material Information.  This Agreement, the Schedules attached hereto and all other information provided, in writing, by Owner or his representatives, to the Corporation, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading.  There are no facts or conditions which have not been disclosed to the Corporation in writing which, individually or in the aggregate, could have a material adverse effect on Owner or a material adverse effect on the ability of Owner to perform any of his obligations pursuant to this Agreement or on the ability of the Corporation to operate any of the Assets.

Section 5.08.                       Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Owner.  There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of Owner, threatened against or involving Owner, his assets or any of the Assets.

Section 5.09.                                     Financial Statements.  (a) Owner has, or will have prior to the Closing Date, provided to the Corporation all financial statements and other financial information pertaining to the Assets requested by the Corporation (the “Financial Statements”).

(b)          The Financial Statements shall be true, correct and complete in all material respects and fairly present the financial condition of the Assets.

Section 5.10.                      Status of Assets. The Assets are, and at the time of the Asset Purchase and the Closing shall be, in good standing and free from any Encumbrances whatsoever.

Section 5.11.                                        Brokerage.  No broker or finder has acted, directly or indirectly, for Owner nor has Owner incurred any obligation to pay any brokerage, finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS AND AGREEMENTS OF OWNER

Section 6.01.                                        Conduct of Businesses in the Ordinary Course.  From the date of this Agreement to the Closing Date, Owner shall conduct his business substantially in the manner in which it is currently conducted.

Section 6.02.                                        Preservation of Permits and Services.  From the date of this Agreement to the Closing Date, Owner shall use his best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of his present managers, officers, employees, agents, and consultants.

Section 6.03.                                        Conduct Pending the Closing Date.  From the date of this Agreement to the Closing Date: (a) Owner shall use his best efforts to conduct his affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) Owner shall promptly notify Corporation of any event, condition or circumstance that would constitute a violation or breach of this Agreement by Owner.

Section 6.04.                                        Corporate Examinations and Investigations.  Prior to the Closing Date, Corporation shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of Owner, and such examination of the books, records, tax returns, results of operations and financial condition of Owner. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Owner and his employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

ARTICLE VII
COVENANTS AND AGREEMENTS OF CORPORATION

Section 7.01.                                        Conduct of Corporation Pending the Closing.  From the date hereof through the Closing Date:

(a)            Corporation shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b)            Corporation shall promptly notify Owner of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by the Corporation.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATION OF CORPORATION TO CLOSE

The obligations of the Corporation to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01.                                        Representations and Covenants.  (a)       The representations and warranties of Owner contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)            The Owner shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by him on or before the Closing Date. The Owner shall have delivered to the Corporation a certificate, dated the Closing Date, and signed by the Owner to the foregoing effect.

Section 8.02.                                        Governmental Permits and Approvals.

            (a)            All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by Owner to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and the Corporation shall have been furnished with appropriate evidence, reasonably satisfactory to it, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)            There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03.                                        Third Party Consents.  All consents, permits and approvals from parties to contracts with Owner that may be required in connection with the performance by Owner hereunder or the continuance of such contracts in full force and effect after the Closing Date, shall have been obtained.

Section 8.04.                                        Litigation.  No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on Owner.

Section 8.05.                                        Due Diligence Review.  The Corporation must have received results satisfactory to it, in its sole discretion, from its due diligence review of Owner and the Assets.

Section 8.06.                                        Closing Documents.  The Owner shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE OWNER TO CLOSE

The obligations of Owner to be performed by him at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by him, to the extent permitted by law:

Section 9.01.                                        Representations and Covenants.  (a)      The representations and warranties of the Corporation contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

            (b)            The Corporation shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. The Corporation shall have delivered to Owner a certificate dated the Closing Date, and signed by an authorized signatory of the Corporation to the foregoing effect.

Section 9.02.                                        Governmental Permits and Approvals.  (a)    All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by the Corporation to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and Owner shall have been furnished with appropriate evidence, reasonably satisfactory to him, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)            There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 9.03.                                        Litigation.  No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on the Corporation.

Section 9.04.                                        Closing Documents.  The Corporation shall have executed and delivered the documents described in Section 2.04 above.

ARTICLE X
TERMINATION
Section 10.01.                                        Termination.

(a)            Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Asset Purchase and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:
                          (i)            by mutual written consent of Owner and the Corporation;
                          (ii)            by either Owner or the Corporation in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Asset Purchase or any of the other transactions contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;
                          (iii)            by the Corporation (a) if the Corporation is not then in material breach of this Agreement and if there shall have been any breach by Owner (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article VIII, and (B) shall not have been cured within thirty (30) days following receipt by Owner of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30‑day period and Owner is diligently pursuing such cure, or (b) if the Corporation has not received results satisfactory to it, in its sole discretion, from its due diligence review of Owner or the Assets;
                          (v)            by Owner if he is not then in material breach of this Agreement and if there shall have been any breach by the Corporation (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article IX, and (B) shall not have been cured within thirty (30) days following receipt by the Corporation of written notice of such breach; or

(b)            In the event of termination by Owner or the Corporation pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

Section 10.02.                                        Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02; and (ii) Section 12.07 relating to publicity. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE XI
NOTICE
Section 11.01.                                          Service of Notice
All notices, requests, consents and other communications required or permitted hereunder shall be deemed to be served properly if served (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission, in each case to the parties at the following addresses.

Section 11.02.                                        Addresses for Notices
The address for service of notices hereunder of each of the Parties shall be as follows:
Corporation:	Broke Out Inc.
Eschersheimer Landstrasse 42
Frankfurt, Germany

Owner:                                                      Henry D’Andrea
9608 W Clara Ln
Peoria, Arizona 85382

Section 11.03.          Right to Change Address
A Party may change its address for service by notice to the other Parties, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

ARTICLE XII
MISCELLANEOUS PROVISIONS
Section 12.01.          Assignment.  The rights of the Parties shall not be assignable without the prior written consent of the other Party, which assignment shall not be unreasonably withheld.

Section 12.02.          Expenses. Each Party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 12.03.          Governing Law.  This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Nevada applicable therein to the exclusion of any conflicts of laws rules, which would refer the matter to the laws of another jurisdiction.  Each Party accepts the exclusive jurisdiction of the courts of the State of Nevada and all courts of appeal there from.

Section 12.04.          Time.  Time shall be of the essence in this Agreement.
Section 12.05.          No Amendment Except in Writing.  This Agreement may be amended only by written instrument executed by all of the Parties hereto.

Section 12.06.          Further Assurances.  The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the Closing.

Section 12.07.          Notices.   The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 12.08.          Standstill Agreement.  Unless and until this Agreement is terminated pursuant to Article 10 without the Closing having taken place, Owner shall not, directly or indirectly, solicit offers for the Assets, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have expressed an interest in acquiring the Assets. Owner shall notify the Corporation immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

IN WITNESS WHEREOF the Parties have executed this Asset Purchase Agreement on the date first above written.

BROKE OUT INC.,                                                                                        OWNER
a Nevada corporation

By:            /s/Chan Set Kuan                                                                      /s/ Henry D’Andrea
Name:       Chan Set Kuan                                                                            Henry D’Andrea
Title:          Chief Executive Officer

Schedule “A”
Identification the Assets

Secret Menu for Starbucks mobile application and all related intellectual property, historical financial information, contracts, and other rights.